                                                                    EXHIBIT 10.5

                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                                  INTOIL, INC.

                                       AND

                            ARATEX PRODUCTION COMPANY

                                   AS SELLERS

                                       AND

                            BILL BARRETT CORPORATION

                                    AS BUYER

                             Effective July 1, 2002


                                TABLE OF CONTENTS

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                                                                                        PAGE
ARTICLE I         DEFINITIONS

ARTICLE II        PURCHASE AND SALE

       2.1         Purchase and Sale...................................................  6

       2.2         Assets..............................................................  6

       2.3         Assumed Liabilities.................................................  8

       2.4         Effective Time......................................................  8


ARTICLE III       PURCHASE PRICE

       3.1         Purchase Price and Consideration....................................  8

       3.2         Performance Guarantee Deposit.......................................  8

       3.3         Shareholder Approval................................................  8

       3.4         Allocation of the Purchase Price....................................  8

       3.5         Adjustment to Purchase Price........................................  9

       3.6         Purchase Price Adjustments For Title Defects.......................  10

       3.7         Purchase Price Adjustment for Environmental Defects................  11

       3.8         Purchase Price Adjustment Disputes.................................  12

       3.9         Preferential Rights................................................  12

       3.10        Casualty Loss......................................................  13

       3.11        Consents...........................................................  13

ARTICLE IV        SELLERS' REPRESENTATIONS AND WARRANTIES

       4.1         Organization and Standing..........................................  13

       4.2         Power..............................................................  13

       4.3         Authorization and Enforceability...................................  13

       4.4         Liability for Brokers' Fees........................................  14

       4.5         Environmental Matters..............................................  14

       4.6         No Bankruptcy......................................................  15

       4.7         Litigation.........................................................  15

       4.8         Material Agreements................................................  15

       4.9         Taxes..............................................................  15

       4.10        Absence of Certain Changes or Events...............................  15
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                               TABLE OF CONTENTS
                                   (continued)

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
       4.11        Liens and Encumbrances.............................................  16

       4.12        Leases.............................................................  16

       4.13        Gas Imbalances.....................................................  16

       4.14        Oil or Gas Contracts...............................................  16

       4.15        Non-Consent........................................................  16

       4.16        Production Tolerances..............................................  16

       4.17        Compliance With Laws...............................................  17

       4.18        Financial Statements...............................................  17

       4.19        Audits.............................................................  17

       4.20        Employees..........................................................  17

       4.21        Assets Used in Business............................................  17

       4.22        Warranties, Indemnification and Representations....................  17


ARTICLE V         BUYER'S REPRESENTATIONS AND WARRANTIES

       5.1         Organization and Standing..........................................  18

       5.2         Power..............................................................  18

       5.3         Authorization and Enforceability...................................  19

       5.4         Liability for Brokers' Fees........................................  19

       5.5         Litigation.........................................................  19

       5.6         Financial Resources................................................  19

       5.7         Independent Evaluation.............................................  19


ARTICLE VI        COVENANTS AND AGREEMENTS

       6.1         Covenants and Agreements of Sellers................................  20

       6.2         Covenants and Agreements of Buyer..................................  22

       6.3         Filings; Other Action..............................................  22

       6.4         Access To Information..............................................  22

       6.5         Notice of Inaccurate Information...................................  23

       6.6         Access to Employees................................................  23

       6.7         Termination of Sellers' Employees..................................  23

                                       -ii-

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                                TABLE OF CONTENTS
                                   (continued)
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ARTICLE VII       TAX MATTERS

       7.1         Tax Reports and Returns............................................  23

       7.2         Sales Taxes........................................................  23


ARTICLE VIII      CONDITIONS TO CLOSING

       8.1         Sellers' Conditions................................................  24

       8.2         Buyer's Conditions.................................................  24


ARTICLE IX        TERMINATION

       9.1         Termination by Mutual Consent......................................  25

       9.2         Termination by Sellers.............................................  25

       9.3         Termination by Buyer...............................................  25

       9.4         Effect of Termination and Abandonment..............................  25

       9.5         Extension; Waiver..................................................  26


ARTICLE X         SURVIVAL

      10.1        Survival of Representations, Warranties and Covenants..............   26


ARTICLE XI        CLOSING

      11.1        The Closing........................................................   26

      11.2        Closing Obligations................................................   27


ARTICLE XII       POST-CLOSING OBLIGATIONS

      12.1        Records............................................................   28

      12.2        Additional Proceeds................................................   28

      12.3        Further Assurances.................................................   28

      12.4        Purchase Price Allocation - Form 8594..............................   28


ARTICLE XIII      GENERAL PROVISIONS

      13.1        Notices............................................................   28

      13.2        Assignment, Binding Effect.........................................   29

      13.3        Entire Agreement...................................................   29

      13.4        Amendment..........................................................   30

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                                       -iii-
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                                 TABLE OF CONTENTS
                                   (continued)

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

      13.5        Governing Law......................................................   30

      13.6        Counterparts.......................................................   30

      13.7        Headings...........................................................   30

      13.8        Interpretation.....................................................   30

      13.9        Waivers............................................................   30

      13.10       Severability.......................................................   30

      13.11       Arbitration........................................................   30

      13.12       Public Statements..................................................   32

                                    SCHEDULES

Schedule of Assets

        2.2(a)    Well Listing

        2.2(b)    Allocated Value

        2.2(e)(1) Property, Plant and Equipment

        2.2(e)(2) Easements and Rights of Way

        2.2(g)    Software

2.3     Assumed Liabilities

3.9     Preferential Rights

4.2     Power

4.5     Environmental

4.8     Material Agreements

4.9     Properties Subject to Tax Partnerships

4.10(b) Capital Expenditures in Excess of $100,000

4.10(g) Mortgaged Properties

4.13    Gas Imbalances

                                       -iv-
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                                 TABLE OF CONTENTS
                                   (continued)
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

4.14 Oil and Gas Contracts

4.15 Non-Consent Properties

4.19 Audits

                              EXHIBITS

A.   Leases

B.   Escrow Agreement

C.   Joinder Agreement

D-1  Form of Buyer's Officer's Certificate

D-2  Form of Seller's Officer's Certificate

E-1. Form of Assignment and Bill of Sale

E-2  Form of Assignment and Assumption Agreement

F.   Directors' and Officers' Insurance Policy

G.   FIRPTA Certificate

H.   Form Letter in Lieu

I.   Form of Opinion of Buyer's Counsel

J.   Form of Opinion of Sellers' Counsel

K.   Balance Sheet

                           PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement"), dated this 4th day of November, 2002 is by and between Intoil, Inc., a Delaware corporation ("Intoil"), and Aratex Production Company, a Colorado corporation ("Aratex") (each as "Seller" and collectively, the "Sellers") and Bill Barrett Corporation, a Delaware corporation ("BBC"), or wholly owned subsidiaries of BBC designated in writing to Sellers prior to Closing pursuant to Section 2.1 (collectively, the "Buyer").

                                    RECITALS

      Sellers own and desire to sell certain real and personal property interests, as more fully described in Section 2.2 below (collectively, the "Assets"), and transfer certain associated liabilities, as more fully described in Section 2.3 below (the "Assumed Liabilities").

      Buyer desires to purchase the Assets and assume the Assumed Liabilities pursuant to the terms of this Agreement.

                                    AGREEMENT

      In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      As used in this Agreement, the following terms shall have the meanings set forth below:

      "Agreement" means this Purchase and Sale Agreement.

      "Allocated Value" is defined in Section 3.4.

      "Aratex" is defined in the preamble.

      "Assets" is defined in Section 2.2.

      "Assumed Liabilities" is defined in Section 2.3.

      "Background Materials" means all materials and information provided to Buyer by Sellers, their representatives, agents, and employees, in connections with the Assets, Assumed Liabilities, and this Agreement.

      "Balance Sheet" means the balance sheet attached for Intoil, Inc. dated as of June 30, 2002, and attached as Exhibit K.

      "Business Day" means any day other than a Saturday, a Sunday, a United States federal holiday or a Colorado state-banking holiday.

      "Buyer" is defined in the preamble.

      "Casualty Loss" is defined in Section 3.10.

      "Claim" means any claim, action, suit, investigation or proceeding before or by any Governmental Authority or non-governmental department, commission, board, bureau, agency, court, or other instrumentality, or arbitrator or by any private person or entity known by Sellers.

      "Closing" is defined in Section 11.1.

      "Closing Date" is defined in Section 11.1.

      "Company Debt" means the revolving note payable to U.S. Bank, N.A. pursuant to the Revolving Line of Credit Agreement entered into by Intoil on December 29, 1999.

      "Confidentiality Agreement" means the confidentiality agreement dated July 31, 2002 between Buyer and Petrie Parkman & Co. on behalf of Seller.

      "Conveyances" is defined in Section 11.2.

      "Defensible Title" means such title held by the Sellers with respect to each portion of the Assets described in Schedule 2.2(b) that, except for the Permitted Encumbrances:

            (a) entitles the Sellers to receive not less than the "Net Revenue Interests" or "NRI" set forth in Schedule 2.2(a) pertaining to the oil, gas and associated liquid and gaseous hydrocarbons and non-hydrocarbons produced, saved and marketed from the E&P Properties; and

            (b) obligates the Sellers to bear costs and expenses relating to the ownership, operation, maintenance and repair of the E&P Properties in an amount not greater than the "Working Interests" or "WI" set forth in Schedule 2.2(a), unless there is a corresponding increase in the Net Revenue Interests.

      "Deposit" is defined in Section 3.2.

      "Effective Time" means 7:00 a.m. on July 1, 2002.

      "Environmental Breach" is defined in Section 3.7.

      "Environmental Laws" is defined in Section 4.5(e).

      "E&P Properties" means the Leases and the Wells.

      "Escrow Agent" means Wells Fargo Bank West, National Association.

      "Escrow Agreement" means the agreement attached as Exhibit B.

      "Expedited Arbitration" means the arbitration process set forth in Section 13.11(c).

      "GAAP" means United States generally accepted accounting principles.

      "Governmental Authority" means Bahrain, the United States of America and any other country, including any state or political subdivision thereof, agency, division, court, or commission, board, bureau or other instrumentality.

      "Hazardous Substance" is defined in Section 4.5.

      "Indemnity Agreement" means the letter agreement between the Sellers and Buyer dated October 15, 2002.

      "Interest Additions" is defined in Section 3.6(e).

      "Intoil" is defined in the preamble.

      "Knowledge" of an entity means the actual knowledge of an officer, director, or employee of such entity with responsibility over the Asset or activity in regards to which a representation or covenant is made and "knowledge" of an individual means the actual knowledge of such individual.

      "Lands" is defined in Section 2.2(a).

      "Leases" is defined in Section 2.2(a).

      "Material Adverse Effect" means a material effect on the operation or value of a material asset, provided that any change, effect, fact, event or condition that adversely affects the oil and gas exploration and production industry generally shall not be considered in determining whether a Material Adverse Effect has occurred.

      "Material Agreements" is defined in Section 4.8.

      "Net Casualty Loss" is defined in Section 3.10.

      "New Intoil" means New Intoil, e.c., a Bahrain holding company that is the indirect parent of Sellers.

      "Office Lease" means the Office Building Lease between Brookfield Colorado Inc. and Intoil, Inc. dated August 7, 2001 for Suite 165 of the building known as Highland Place II, 9110 East Nichols Avenue, Englewood, Colorado.

      "Outside Closing Date" is defined in Section 9.2.

      "Permitted Encumbrances" shall mean:

      (a) lessors' royalties, overriding royalties, net profits interest, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRI set forth in Exhibit A;

      (b) any preferential rights to purchase and required third party consents to assignments of contracts and similar agreements, as set forth on Schedule 3.9 and which are handled exclusively under
            Section 3.9 below;

      (c) liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

      (d) rights to consent by, required notices to, filings with, or other actions by federal, state, local or tribal entities in connection with the sale or conveyance of the E&P Properties if the same are customarily obtained subsequent to such sale or conveyance;

      (e) rights of reassignment, to the extent any exist as of the date of the Effective time, upon the surrender or expiration of any lease;

      (f) easements, rights-of-way, servitude, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the properties or any restriction on access thereto and that do not materially interfere with the operation of the affected property;

      (g)   such Title Defects as Buyer has waived in writing in accordance with
            Section 3.5(c);

      (h) the terms and conditions of the Material Agreements, all division orders, pooling or unitization orders, agreements or declarations;

      (i) materialmen's, mechanics', repairmen's, employees', contractors', operators' or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Assets (i) if they have not been filed pursuant to law and the time for filing them has expired, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

      (j) rights reserved to or vested in any governmental authority to control or regulate any of the Assets in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area;

      (k) liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business; and

      (l) all calls on or preferential rights to purchase production for a price at or above market price.

      "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a trust, a joint venture, or an unincorporated organization.

      "Purchase Price" is defined in Section 3.1.

      "Records" is defined in Section 2.2(f).

      "Reserve Report" means the Intoil Inc. Evaluation of Oil and Gas Assets, Rocky Mountain & Mid-Continent States, Escalated Case, Effective July 1, 2002 (2 vol.) prepared by Sproule Associates, Inc.

      "Seller" and "Sellers" are defined in the preamble.

      "Taxes" means all ad valorem, property, production, excise, net proceeds, severance, windfall profit, sales taxes and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom, other than income taxes or estate taxes.

      "Title Defect" means any material encumbrance, encroachment, irregularity, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders title of the Sellers less than Defensible Title. Notwithstanding the foregoing, the following shall not be considered Title Defects:

      (a)   defects based on lack of information in Sellers' files;

      (b) defects in the chain of title consisting of the mere failure to recite marital status in a document or successors of heirship proceedings in a document, unless Buyer provides affirmative evidence that such failure or omission has resulted in another party's actual and superior claim of title to the relevant Asset;

      (c)   defects relating to the lack of a survey;

      (d) defects that have been cured by possession under applicable statutes of limitation for adverse possession or for prescription;

      (e) defects based on failure to record leases issued by any state or the United States of America or any state (or any assignments of record title, operating rights in such leases or surface leases and agreements), in the real property or other county records of the county in which such portion of the Properties is located if such recordation is not necessary to constitute constructive notice of such leases pursuant to applicable statutes of limitation or prescription; and

      (f) defects related to the suspension of revenues due and owing a Seller, if such suspension is not supported by the facts and circumstances that would otherwise be a Title Defect hereunder.

      "Title Defect Adjustment" is defined in Section 3.6(b).

      "Title Defect Value" is defined in Section 3.6(a).

      "Wells" is defined in Section 2.2(b).

                                   ARTICLE II

                                PURCHASE AND SALE

      2.1 PURCHASE AND SALE. Effective as of the Effective Time, Sellers agree to sell and Buyer agrees to purchase the Assets, and Sellers agree to transfer and Buyer agrees to assume the Assumed Liabilities. If all or some portion of the Assets are purchased by a wholly owned subsidiary of Buyer, that subsidiary entity shall sign a Joinder Agreement in a form substantially identical to the agreement attached as Exhibit C.

      2.2 ASSETS. All of the assets described in this Section 2.2, including, but not limited to, all of Sellers' right, title and interest in and to the real and personal property described on Exhibit A and Schedules 2.2(a), 2.2(b), 2.2(e)(1), 2.2(e)(2) and 2.2(g), and the other types of property associated therewith may be referred to collectively as the "Assets."

            (a) The oil and gas leases and overriding royalty interests specifically described in Exhibit A, whether producing or non-producing and whether fully or properly described or not (collectively, the "Leases"), the royalties and overriding royalties burdening the Leases, and any and all right, title and interest in and to the oil, gas and all other hydrocarbons in, on or under the lands covered by the Leases, and other hydrocarbons and products, whether liquid or gaseous, produced in association therewith ("Hydrocarbons") after the Effective Time and all other minerals of whatever nature in, on or under the Leases and Lands.

            (b) The oil and gas wells located on the Leases and Lands, or lands pooled or unitized therewith, including, without limitation, the oil and gas wells specifically described in Schedule 2.2(a), whether producing or non-producing and whether fully or properly described or not, (the "Wells"), all injection and disposal wells on the Leases or Lands, and all personal property and equipment associated with the Wells as of the Closing Date.

            (c) The rights, to the extent transferable, in and to all existing and effective unitization, pooling and communitization agreements, declarations and orders, and the properties covered and the units created thereby to the extent that they relate to or affect any of Sellers' properties and interests described in Sections 2.2(a) and (b) or the production of Hydrocarbons, if any, attributable to said properties and interests after the Effective Time.

            (d) The rights, to the extent transferable, in and to existing and effective oil, gas, liquids, condensate, casinghead gas and gas sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout agreements and other contracts, agreements and instruments related to the properties and interests described in Sections 2.2(a) through (c), including the Material Agreements, excluding, however, any insurance contracts.

            (e) All of the personal property, inventory, fixtures, improvements, permits, licenses, approvals, servitudes, rights-of-way, easements (including Rights of Way and Easements on Schedule 2.2(e)(2)), surface leases and other surface rights (including, but not limited to, any wells, tanks, boilers, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, vehicles, and other appurtenances and facilities) located on or stored in storage yards or other locations, or used in connection with or otherwise related to the exploration for or production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Sections 2.2(a) through (d) as of the Effective Time (including property, plant and equipment on Schedule 2.2(e)(1)), and all contract rights (including rights under leases to third parties) related thereto, except to the extent acquired, disposed of or terminated in the ordinary course of business after the Effective Time.

            (f) The files, records, data and information relating to the items described in Sections 2.2(a) through (e) maintained by Sellers (the "Records"), including without limitation lease files, accounting files, land files, well files, gas, oil and other hydrocarbon sales contract files, gas processing files, division order files, abstracts, title opinions, AFEs, geological, geophysical, seismic and other scientific data and all other information of every type related exclusively or primarily to any of the Assets, including geologic maps, log calculations, well bore diagrams, but excluding the following: (i) all of Seller's internal appraisals and interpretive data related to the Assets, (ii) all information and data subject to third-party consents to assign, which Seller has requested and not obtained as of the Closing Date,
(iii) all privileged information except to the extent such information relates directly to the Assets, (iv) Seller's corporate financial, employee and general tax records that do not relate to the Assets and (v) all accounting files that do not relate to the Assets.

            (g) The software, to the extent transferable, and related documentation used in connection with Seller's operation of the Assets, including the software set forth on Schedule 2.2(g).

            (h)   The Office Lease.

            (i) The Reserve Report and similar reports prepared for each of the three years prior to the Reserve Report.

            (j) All other Assets included in the Balance Sheet and all other personal property owned by Seller at the Effective Time, including furniture, computers, printers, copiers, and other office equipment and supplies.

            (k) All other real property and personal owned and held by Sellers as of the Effective Time, or acquired after the Effective Time and owned by Sellers as of Closing Date, except to the extent disposed of or terminated in the ordinary course of business after the Effective Time; and

            (l) As of the Closing Date, all cash and cash equivalents, post office boxes and lock boxes of Sellers as of the Closing and the following bank accounts of Intoil and Aratex: Intoil Operating Account at US Bank #1 204 1307 1859, Intoil Revenue Account at US Bank #1

036 5577 8878, Intoil Money Market Account at Wells Fargo Bank #106-0615588, Aratex Operating Account at US Bank # 1 943 1120 9267 and Aratex Revenue Account at US Bank #1 036 5577 8894.

      2.3 ASSUMED LIABILITIES. On the Closing Date and effective as of the Effective Time, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities. The "Assumed Liabilities" consist solely of the liabilities of the Sellers specifically described and set forth on Schedule 2.3.

      2.4 EFFECTIVE TIME. The transactions contemplated by this Agreement shall be effective as of July 1, 2002 at 7:00 a.m. local time at the site of the Assets (the "Effective Time").

                                  ARTICLE III

                                 PURCHASE PRICE

      3.1 PURCHASE PRICE AND CONSIDERATION. The purchase price for the Assets shall be $61,706,000 ("Purchase Price"). At Closing, Buyer shall pay Sellers the Purchase Price, as adjusted pursuant to this Article III, less the Deposit,. The total consideration from Buyer to Sellers shall include the Purchase Price, as adjusted pursuant to this Article III, plus the assumption of the Assumed Liabilities.

      3.2 PERFORMANCE GUARANTEE DEPOSIT. Upon execution of this Agreement, Buyer shall deliver to the Escrow Agent by wire transfer a deposit, in cash, in the amount of $3,000,000 (the "Deposit") pursuant to the terms of the Escrow Agreement attached as Exhibit B. The Deposit, together with accrued interest less any applicable bank fees, shall be distributed by the Escrow Agent to the Sellers and credited to the Purchase Price at Closing, or if this Agreement is terminated, shall be distributed pursuant to Article IX.

      3.3 SHAREHOLDER APPROVAL. Sellers shall use reasonable efforts to secure approval of the Sellers' rights and obligations under this Agreement by the shareholders of New Intoil on or before the Business Day that is or most immediately follows the 28th day after the date of this Agreement. If such approval is not secured by that date, Sellers shall pay to Buyer the sum of $75,000 to reimburse Buyer for a portion of costs incurred in the course of due diligence resulting from Buyer entering into this Agreement. This reimbursement, if any, shall be made at the Closing or, if no Closing occurs, on or before December 23, 2002.

      3.4 ALLOCATION OF THE PURCHASE PRICE. With respect to the E&P Properties, the Purchase Price shall be allocated to the Assets as set forth in
Schedule 2.2(b) (the "Allocated Values"), which allocation shall be binding on Sellers and Buyer and shall be used for the purposes of adjusting the Purchase Price pursuant to Sections 3.6, 3.7, 3.9 and 12.4 and is not intended as a means of valuation for any other purpose.

      3.5 ADJUSTMENT TO PURCHASE PRICE. The Purchase Price shall be adjusted at Closing pursuant to the "Settlement Statement" prepared by Sellers and submitted to Buyer at least nine days prior to Closing for Buyer's comment and review. The Settlement Statement shall set forth the Adjusted Purchase Price and associated calculations used to determine such adjustments. The "Adjusted Purchase Price" shall be calculated as follows:

      Adjusted Purchase Price = $61,706,000 plus (Increased Debt + Credit Interest + Oil in Tanks + Positive GAAP Adjustments (if the net amount of all GAAP Adjustments is positive)) minus (Decreased Debt + Third Party Fees + Title Adjustments + Environmental Adjustments + GAAP Adjustments (if the net amount of all GAAP Adjustments is negative) and Gas Imbalances).

Where:

"Increased Debt" means the principal balance of the Company Debt immediately prior to the Closing minus the principal balance of the Company Debt as of the Effective Time (as shown on the Balance Sheet) but only to the extent that the proceeds from any increase in Company Debt during such period does not result in a breach of the representations of Sellers in Section 4.10 or the covenants of Sellers in Section 6.1. If this calculation results in a negative number, the value of "Increased Debt" shall be deemed to be zero.

"Credit Interest" means any accrued but unpaid interest and Commitment Fees (as defined in the Company Debt) relating to the Company Debt at the time immediately prior to Closing.

"Oil in Tanks" means the value of all oil retained by Sellers in pipelines, tanks or other storage as of the Effective Time, which has been calculated by Sellers as $137,109, and is subject to review by the parties.

"GAAP Adjustments" means any the aggregate net dollar amount of adjusting journal entries that would be necessary in order to fairly present in accordance with GAAP, applied on a basis consistent with the audited financial statements of the Seller for the years ended December 31, 2001 and 2000, the Balance Sheet but excluding any adjustment made in relation to (a) federal or state taxes, (b) account coding, (c) depreciation depletion and amortization (DD&A), or (d) any adjustment that duplicates any other adjustment to the Purchase Price. It is agreed that (i) any amount shown on the Balance Sheet as an account receivable that has not been paid as of the Closing Date shall be deemed to be required under GAAP to be subtracted from the assets on the Balance Sheet, (ii) any liability of Sellers as of June 30, 2002 that is not recorded on the Balance Sheet shall be deemed to be required under GAAP to be added to the liabilities on the Balance Sheet, and (iii) the liabilities of Sellers required by GAAP to be shown on the Balance Sheets as of June 30, 2002 shall include Seller's good faith estimate of all Taxes, whether or not assessed as of June 30, 2002, that are based upon or measured by ownership of the Assets as of June 30, 2002 or production of Hydrocarbons through June 30, 2002. All adjustments, whether positive or negative, shall be calculated, and the net amount of adjustments determined. No positive or negative GAAP Adjustment shall be made unless the absolute value of the net amount of all such adjustments is equal to or greater than $150,000.

"Decreased Debt" means the principal balance of the Company Debt as of the Effective Time (as shown on the Balance Sheet) minus the principal balance of Company Debt immediately prior to Closing. If this calculation results in a negative number, then the value of "Decreased Debt" shall be deemed to be zero.

"Third Party Fees" means fees incurred after the Effective Time paid to Petrie Parkman & Co. and Davis Graham & Stubbs LLP for services related to the transactions contemplated by this Agreement as well as such fees for other third parties, minus $80,000.

"Title Adjustments" means any Title Defect Adjustment made pursuant to Section
3.5 of this Agreement.

"Environmental Adjustment" means any adjustment to Purchase Price for an Environmental Breach made pursuant to Section 3.6 of this Agreement.

"Gas Imbalances" means the gas imbalances shown on Schedule 4.13 calculated at the rate of $2.00 per mcf.

      3.6   PURCHASE PRICE ADJUSTMENTS FOR TITLE DEFECTS.

            (a) Review of Title Records. Upon execution of this Agreement, Sellers shall make available to Buyer during regular business hours all Records in Sellers' possession relating to the title to the Properties. Buyer shall be entitled to review said title Records. Buyer shall have the right to reasonably request copies of any and all such title Records and, upon such request, Sellers shall provide the requested copies to Buyer.

            (b) Notice Of Title Defects. Buyer shall have the right to provide Sellers with written notice of Title Defects at any time from the date of this Agreement to ten (10) days before the Closing Date. Such notice shall be in writing and shall be effective only if it includes all of the following: (i) a description of the E&P Property affected by the Title Defect, (ii) the reasonable basis for the Title Defect, (iii) reasonable documentation supporting the basis for the Title Defect, (iv) the Allocated Value of the affected E&P Property, and (v) the dollar value associated with the Title Defect (the "Title Defect Value") and the computations upon which Buyer's belief is based. "Reasonable documentation supporting the basis" shall mean, for Title Defects having the following bases: (a) if the basis is derived from a document, a copy of such document, or pertinent part thereof, (b) if the basis is a gap in Sellers' chain of title, the document preceding and following the gap, or a title opinion reciting the gap in reasonable detail, (c) if the basis is a lien or encumbrance, the document creating the lien or encumbrance or a title opinion or title report reciting the lien or encumbrance in reasonable detail including recording references, or (d) if the basis is failure to pay a rental when due on a federal lease, a serial register page or other documentation from the United States Bureau of Land Management (BLM) or the United States Minerals Management Service (MMS).

            (c) Title Defect Adjustments And Exclusions. The Purchase Price shall be reduced by an amount equal to the Title Defect Value (which reduction shall be called a "Title Defect Adjustment") if the Title Defect Value for any particular Asset exceeds $25,000 (as a threshold, but not as a deductible), provided that the aggregate of all Title Defect Values exceed $100,000. No Title Defect Adjustment shall be made if (i) Buyer agrees in writing to waive the relevant Title Defect, (ii) the basis for the Title Defect has been removed by Sellers at its sole cost and expense, or (iii) Sellers and Buyer reach an agreement regarding cure of the Title Defect. If an Asset that is the subject of the value of Title Defects has not been given an

Allocated Value, or if the Asset's Allocated Value is zero, Sellers are deemed to have Defensible Title to such Asset.

            (d) Title Defect Value. The Title Defect Value for any Asset shall not exceed the Allocated Value of the Asset and shall be determined as follows:
(i) If the effect of the Title Defect is to reduce the actual Net Revenue Interest to an amount less than that stated in Schedule 2.2(b), and if the Asset is not subject to a reversion after payout, then the Title Defect Value is the product of the Allocated Value attributed to such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest set forth in Exhibit A and the actual Net Revenue Interest, and the denominator of which is the Net Revenue Interest stated in Exhibit A; or (ii) or if the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in the Net Revenue Interest), the amount of the Title Defect Value is to be determined by Buyer after taking into account: (A) Allocated Value of the Asset, (B) the portion of the Asset affected by the Title Defect, (C) the legal effect of the Title Defect, (D) the potential economic effect of the Title Defect over the life of the affected Asset, (E) if the Title Defect is a lien or encumbrance on the affected portion of the Asset, the cost of removing such lien or encumbrance, and (F) the Title Defect Values placed upon the Title Defect by Buyer and Sellers.

            (e) Interest Additions. No later than ten Business Days prior to Closing, Buyer will notify Sellers of any interest that should be an Asset or Assumed Liability hereunder, but that is not listed, including any interest that entitles Sellers to receive more than the NRI or obligates Sellers to bear costs and expenses in an amount less than the WI, as WI and NRI are set forth on
Schedule 2.2(b), and including overriding royalty interests in wells drilled and completed prior to the Effective Time (collectively, "Interest Additions"); provided, however, that the following shall not be considered Interest
Additions: (a) an increased NRI resulting from a reduced royalty rate due to stripper well classification and (b) an after payout increase in WI or NRI pursuant to a farmin, farmout or other agreement. Buyer's notice under this
Section 3.6(e) shall be in writing and shall include (i) a description of the Interest Addition, (ii) the basis for the Interest Addition, (iii) the Allocated Value of the Asset affected by the Interest Addition, and (iv) the value of the Interest Addition or the amount by which Buyer, as applicable, believes the Allocated Value of the Asset has been increased by the Interest Addition ("Value of Interest Addition") and the computations upon which Buyer's belief is based, which shall be consistent with the manner in which Title Defect Values are determined. The Purchase Price shall be adjusted upwards for Interest Additions only if (1) an Interest Addition exceeds $25,000, and (2) the sum of all Interest Additions exceed $100,000, in which case the value of such Interest Additions shall be offset against any downward adjustments for Title Defects, and the amount of offset shall not exceed the total amount of Title Defect Adjustment.

      3.7   PURCHASE PRICE ADJUSTMENT FOR ENVIRONMENTAL DEFECTS.

            (a) Inspection of Premises. Upon execution of this Agreement and subject to the Indemnification Agreement, Buyer shall be provided access during regular business hours to the Seller-operated E&P Properties, and Sellers shall use reasonable efforts to obtain permission for Buyer to gain access to the third party-operated E&P Properties, for the purpose of inspecting the environmental and physical condition of the same.

            (b) Notice. At any time from the date of this Agreement to ten days before the Closing Date, Buyer shall have the right to provide Sellers with written notice (an "Environmental Notice") of any fact or circumstance that evidences the material breach of Sellers' representation in Section 4.5 ("Environmental Breach"). The Environmental Notice shall be in writing and shall include all of the following: (i) a description of the Asset Property affected by the Environmental Breach, (ii) the reasonable basis for the Environmental Breach, (iii) reasonable documentation supporting the basis for the Environmental Breach, (iv) the Allocated Value of the affected Asset, and (v) Buyer's good faith estimate of the dollar amount of loss that will be incurred by Buyer as a result of the Environmental Breach (the "Environmental Breach Value") and the computations upon which Buyer's belief is based.

            (c) Adjustment for Environmental Breach. If Buyer delivers an Environmental Notice to Sellers, Sellers, at their election, shall have the option of (A) remediating the Environmental Breach to the satisfaction of (i) the appropriate state and federal agencies having jurisdiction prior to Closing, or (ii) a third party where that third party has brought a claim for damages resulting from the same set of facts giving rise to the Environmental Breach, or
(B) subject to Section 3.9, paying the Environmental Breach Value associated with the Environmental Breach, and thereafter, in either case, Buyer shall waive and indemnify Sellers for all losses associated with such Environmental Breach. The Purchase Price shall be reduced by the Environmental Breach Value (each such adjustment, an "Environmental Breach Adjustment") if the loss with respect to any particular E&P Property exceeds $25,000 (as a threshold and not as a deductible), and further provided that the aggregate of all Environmental Breach Adjustments exceed $100,000.

      3.8 PURCHASE PRICE ADJUSTMENT DISPUTES. Notwithstanding Section 13.11(a) and (b), if the parties disagree with the dollar amount of or information used to calculate any adjustment to the Purchase Price pursuant to Section 3.5 or 3.6 or 3.7, then such party shall, at least seven (7) days prior to the Closing Date, deliver a notice by facsimile or hand delivery to the other party stating the existence and nature of such disagreement. Any such notice shall specify those items or amounts subject to dispute. If such notice of disagreement is delivered, then the Chief Operating Officer of Buyer and the President of Sellers meet regularly as necessary for six (6) days following receipt of such notice and use reasonable efforts to reach an agreement on the disputed items or amounts. If within six (6) days following receipt of such notice the parties have not reached an agreement, the parties shall submit the matter to Expedited Arbitration for a final determination of the disputed matter.

      3.9 PREFERENTIAL RIGHTS. The parties acknowledge that certain of the E&P Properties may be subject to a preferential right to purchase, as set forth on
Schedule 3.9. To the extent any preferential right is validly exercised, resulting in the transfer of a Lease or Well to a third party, the Purchase Price shall be reduced, or that portion of the Purchase Price previously paid to Sellers by Buyer shall be refunded, in an amount equal to the Allocated Value for the portion of the Assets subject to the validly exercised preferential right. This reduction or refund, as the case may be, shall be Buyer's sole remedy for the exercise of any preferential right affecting the E&P Properties. If Sellers have transferred title or an interest in such a property to Buyer, Buyer shall take such steps as necessary to convey the property to the holder of the preferential right.

      3.10 CASUALTY LOSS. Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, is taken or threatened to be taken in condemnation or under the right of eminent domain ("Casualty Loss"), Buyer shall purchase the Asset at Closing for, at Buyer's option, (i) the Allocated Value of the Asset reduced by the estimated cost to repair such Asset (with equipment of similar utility) up to the Allocated Value thereof (the reduction being the "Net Casualty Loss") or (ii) the Allocated Value of the Asset and Sellers shall assign Buyer all of Sellers' rights to any awards or other payments from third parties arising out of the Casualty Loss.

      3.11 CONSENTS. If a necessary consent to assign any Lease or other Asset has not been obtained as of the Closing, then the portion of the Assets for which such consent has not been obtained shall not be excluded from the Assets at the Closing, and Sellers shall use their reasonable efforts to, but shall not be required to, obtain such consent as promptly as possible following Closing. Buyer shall reasonably cooperate with Sellers in obtaining any required consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such consent.

                                   ARTICLE IV

                     SELLERS' REPRESENTATIONS AND WARRANTIES

      Sellers represent and warrant to Buyer as of the date of this Agreement those matters set forth in this Article IV and the accompanying schedules. Any disclosure set forth with respect to a particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure with respect to a particular section is sufficient on its face without additional inquiry to inform Buyer of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections.

      4.1 ORGANIZATION AND STANDING. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization, and is duly qualified to carry on its business in each state where failure to be so qualified would have a Material Adverse Effect.

      4.2 POWER. Each Seller has the requisite corporate power and authority to carry on business as presently conducted and to enter into this Agreement. Except as shown as Schedule 4.2, the execution and delivery of this Agreement and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of its articles of incorporation or bylaws or any material provision of any agreement or instrument to which Seller is a party or by which it is bound.

      4.3 AUTHORIZATION AND ENFORCEABILITY. Subject to the approval of this Agreement by the shareholders of New Intoil, the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate and shareholder action on each Seller's part. This Agreement constitutes Sellers' legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law. Neither the execution and delivery of this Agreement by Sellers nor the consummation by Sellers of the transactions contemplated herein nor compliance by Sellers with any of the provisions hereof will to the Knowledge of Sellers violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Sellers, or any of the Assets which would prevent the consummation of the transactions contemplated hereby or reasonably be expected to have a Material Adverse Effect.

      4.4 LIABILITY FOR BROKERS' FEES. The Sellers have not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

      4.5 ENVIRONMENTAL MATTERS. Except for such matters that would not reasonably be expected to have a Material Adverse Effect, and except as set forth on Schedule 4.5:

            (a) To the Knowledge of Sellers, there is no condition existing on any real property or other asset owned, leased or operated by the Sellers or resulting from operations conducted thereon that would reasonably be expected to give rise to any liability to the Sellers under Environmental Laws or constitute a violation of any Environmental Laws, and the Sellers is otherwise in compliance with all applicable Environmental Laws.

            (b) The Sellers are not subject to any pending or, to the Knowledge of Sellers, threatened, action, suit, investigation, inquiry or proceeding relating to any Environmental Laws by or before any Governmental Authority and related to the Assets.

            (c) To the Knowledge of Sellers, all permits, notices and authorizations, if any, that are necessary for the operation of the Assets have been duly obtained or filed.

            (d) To the Knowledge of Sellers, Hazardous Materials have not been released, disposed of or arranged to be disposed of by the Seller in relation to the Assets, in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Laws.

            (e)   "Environmental Laws" means any and all Laws that relate to:
(a) the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, and/or (c) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended.

            (f) "Hazardous Substance" means (a) any "hazardous substance," as defined by the Comprehensive Environmental Response, Compensation and Liability Act, (b) any

"hazardous waste," as defined by the Resource Conservation and Recovery Act, or
(c) any pollutant or contaminant or hazardous, dangerous or toxic chemical or material or any other substance including, but not limited to asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials (including without limitation naturally occurring radioactive materials), polychlorinated biphenyls, regulated by, or that could result in the imposition of liability under, any Environmental Law or other applicable law of any applicable governmental authority relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance or material, all as amended or hereafter amended.

      4.6 NO BANKRUPTCY. There are no bankruptcy proceedings pending, being contemplated by, or to the Knowledge of Sellers, threatened against Sellers.

      4.7 LITIGATION. Sellers have not received written notice of any pending and has no Knowledge of any threatened, proceeding, action, suit, claim or investigation before any federal, state or other governmental court, or any arbitrator, board of arbitration or similar entity involving Seller or the Assets.

      4.8 MATERIAL AGREEMENTS. To Sellers' Knowledge, the agreements that are material to the ownership or operation of the Assets as of the date of this Agreement and as of the Effective Time are listed in Schedule 4.8 ("Material Agreements").

      4.9 TAXES. Sellers have timely paid all bills for Taxes submitted by operators of the Assets. With respect to certain Assets, such Taxes have been withheld by the operators from the proceeds of production attributable to the Assets and the operators have assumed the obligation to pay such Taxes. Sellers have or will have timely paid all Taxes if and when due that could result in a lien or other claim against any of the Assets, unless contested by appropriate proceeding. All Assets subject to a tax partnership under Subchapter K of the Internal Revenue Code of 1986, as amended (the "Code"), are listed on Schedule 4.9.

      4.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Effective Time the Sellers have conducted their businesses only in the ordinary course consistent with standard industry practice and none of the following has occurred:

            (a)   Any material transaction by the Sellers;

            (b) Any capital expenditure for an individual project in excess of $100,000 by the Seller, except as set forth on Schedule 4.10(b); provided that Sellers agree to provide Buyer with a new Schedule 4.10(b) within one week of this Agreement that sets forth any capital expenditure for any individual project that exceeds $75,000 by the Sellers;

            (c) Any labor matters or other events or conditions of any character, specifically relating to the Sellers' employees that, when considered individually or in the aggregate, has had a Material Adverse Effect;

            (d) The declaration, setting aside, or payment of a dividend or other distribution with respect to the capital stock of the Sellers or any other payment to Sellers' shareholders, or any direct or indirect redemption, purchase or other acquisition by the Sellers of any of their shares of capital stock, except as otherwise permitted in this Agreement;

            (e) Any increase in the salary or other compensation payable or to become payable (including a conveyance of an overriding royalty or other interest in the Assets) by either Seller to any of its officers, directors, employees, or contractors other than in the ordinary course of business, or the declaration, payment, or commitment or obligation of any kind for the payment by the Seller of a bonus or other additional salary or compensation to any such person other than the ordinary course of business;

            (f) As of the date of this Agreement, the amendment or termination, or breach by either Seller, of any contract, agreement, or license related to the Assets, and which would have a Material Adverse Effect;

            (g) Except as set forth on Schedule 4.10(g), as of the date of this Agreement, any mortgage, pledge or other encumbrance of any Asset that would have a Material Adverse Effect;

            (h) Any other events or conditions of any character within the Knowledge of Sellers that, when considered individually or in the aggregate, have had or might reasonably be expected to have a Material Adverse Effect.

            (i) Prior to the date of this Agreement, there has been no Casualty Loss.

      4.11 LIENS AND ENCUMBRANCES. To Sellers' Knowledge, the Assets are held free and clear of any liens, except: (i) liens set forth on Schedule 4.10(g),
(ii) liens securing Company Debt that will be released at Closing, (iii) liens for current taxes not yet delinquent, (iv) such imperfections of title, easements, liens, or other matters and failures of title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (v) Permitted Encumbrances.

      4.12 LEASES. To the Knowledge of Sellers, there is no event that with notice or lapse of time, or both, would constitute a material default by either Seller under any Lease.

      4.13 GAS IMBALANCES. To the Knowledge of Sellers, Sellers have no gas imbalances as of the Effective Time, except as set forth on Schedule 4.13.

      4.14 OIL OR GAS CONTRACTS. Except as set forth in Schedule 4.14, the E&P Properties (and the production therefrom) are not subject to any oil or gas purchase agreement, sale agreement or similar marketing arrangement not cancelable on thirty (30) days notice, nor are any of the E&P Properties subject to any agreements with any affiliates that cannot be terminated immediately upon Closing without penalty, cost or liability to Buyer.

      4.15 NON-CONSENT. Except as set forth in Schedule 4.15, since the Effective Time, there have been no operations associated with the E&P Properties under an operating agreement, unit agreement or governmental order with respect to which either Seller has become a non-consenting party.

      4.16 PRODUCTION TOLERANCES. To Knowledge of Sellers, Wells of Aratex in the State of Texas are within the production tolerances allocated by the Texas Railroad Commission to such wells.

      4.17 COMPLIANCE WITH LAWS. To Sellers' Knowledge, Sellers are in material compliance with all laws applicable to the ownership, operation, maintenance or repair of the E&P Properties, and have not entered into and the Assets are not subject to any agreements, consent orders, administrative orders or similar obligations based on a violation or alleged violation of laws.

      4.18 FINANCIAL STATEMENTS. The audited consolidated balance sheets of Intoil, dated as of December 31, 2001 and 2000, the unaudited consolidated Balance Sheet, the audited consolidated statements of earnings and statements of cash flow for the 12-month periods ended December 31, 2001 and 2000, and the unaudited consolidated statement of earnings and statement of cash flow for the six-month period ended June 30, 2002 (the "Financial Statements"), have been prepared in accordance with GAAP, consistently applied, and present fairly the financial condition of Intoil as of such date and the results of operations of the Sellers for the periods covered thereby (subject to normal year-end adjustments and the absence of footnotes).

      4.19 AUDITS. Except as disclosed in the Schedule 4.19, as of the date of this Agreement, neither Seller is currently undergoing (i) as operator, any unresolved audit of the joint account under the applicable joint operating agreement or (ii) any audits conducted by any Governmental Authority for the improper payment of or miscalculation of royalties, overriding royalties and/or taxes attributable to production of Hydrocarbons from and/or ownership of any oil and gas producing assets. To the knowledge of Sellers, as of the date of this Agreement, and except as disclosed on Schedule 4.19, there is no pending or potential material underpayments of any royalty, overriding royalty, or tax attributable to the production of Hydrocarbons.

      4.20 EMPLOYEES. Sellers acknowledge that Buyer has no obligation to employ any employee previously employed by Sellers and Seller has made no representation to either Seller's employees concerning employment with Buyer or continued employment with Seller after the Closing Date.

      4.21 ASSETS USED IN BUSINESS. The Seller owns or leases all the Assets, and the Assets constitute all assets related to the Seller's business of exploring for and developing oil and natural gas properties including but not limited to all drilling equipment, intellectual property, inventory, and other assets related to the Seller's business. All of the material property, plant and equipment included in the Assets has in all material respects been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is, in all material respects, sufficient to permit the Seller to operate the Seller's business of exploring for and developing oil and natural gas properties and to conduct the Seller's operation of the Assets in the ordinary course of business in a manner consistent with the Seller's standard industry practices.

      4.22 WARRANTIES, INDEMNIFICATION AND REPRESENTATIONS. THE E&P PROPERTIES HAVE BEEN USED BY THE COMPANY AND EACH COMPANY SUBSIDIARY FOR THE

PURPOSE OF EXPLORATION, DEVELOPMENT, AND/OR PRODUCTION OF OIL AND GAS. THE COMPANY AND THE COMPANY SUBSIDIARIES HAVE MADE AVAILABLE TO BUYER PHYSICAL ACCESS TO THE COMPANY'S AND EACH COMPANY SUBSIDIARY'S PROPERTIES AND, TO SELLERS' KNOWLEDGE, HAVE DESCRIBED AND DISCLOSED ALL AVAILABLE DOCUMENTATION AND INFORMATION REGARDING: CRUDE OIL, GAS, PRODUCED WATER, OR HAZARDOUS SUBSTANCES WHICH HAVE BEEN OR MAY HAVE BEEN SPILLED OR DISPOSED OF ONSITE AND THE LOCATIONS THEREOF; PIT CLOSURES, BURIAL, LANDFARMING, LANDSPREADING, AND UNDERGROUND INJECTION; AND SOLID WASTE DISPOSAL SITES, IF ANY EXIST. BUYER ACKNOWLEDGES THAT SOME PRODUCTION EQUIPMENT MAY CONTAIN ASBESTOS AND/OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (HEREINAFTER REFERRED TO AS "NORM"). IN THIS REGARD, BUYER EXPRESSLY UNDERSTANDS THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE REAL PROPERTY MAY CONTAIN NORM. BUYER ALSO EXPRESSLY UNDERSTANDS THAT SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE EQUIPMENT AND THE COMPANY'S PROPERTIES WHERE IT MAY BE FOUND.

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF DATA, REPORTS, OR MATERIALS NOT INCLUDED IN THIS AGREEMENT OR THE SCHEDULES ATTACHED HERETO, OR ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF, INCLUDING THE PRICE, QUALITY OR QUANTITY OF HYDROCARBON RESERVES), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY OR COMPANY SUBSIDIARIES OR THE FUTURE BUSINESS AND OPERATIONS OF THE COMPANY OR COMPANY SUBSIDIARIES.

                                    ARTICLE V

                     BUYER'S REPRESENTATIONS AND WARRANTIES

            Buyer makes the following representations and warranties:

      5.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in each state where failure to so qualify would have a Material Adverse Effect on Buyer or Buyer's ability to consummate the transactions contemplated by this Agreement.

      5.2 POWER. Buyer has the requisite corporate power and authority to carry on its business as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of its articles of incorporation or bylaws or any material provision of any agreement or instrument to which it is a party or by which it is bound.

      5.3 AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite action on its part. This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

      5.4 LIABILITY FOR BROKERS' FEES. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Sellers shall have any responsibility whatsoever.

      5.5 LITIGATION. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to its Knowledge, threatened, against it before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement.

      5.6 FINANCIAL RESOURCES. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the aggregate Purchase Price.

      5.7 INDEPENDENT EVALUATION. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer has been afforded the opportunity to examine the Background Materials. Buyer acknowledges and agrees that Sellers, their representatives, agents, and employees have made no representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials or any other information relating to the Assets or Assumed Liabilities furnished by or on behalf of Sellers, their representatives, agents, and employees or to be furnished to Buyer or its representatives, except as expressly set fort in this Agreement. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves included in the Assets, except as expressly set fort in this Agreement. Buyer will undertake prior to closing such further investigation and request additional documents as it deems necessary. Neither Sellers nor their agents, representatives or employees shall have any liability to Buyer or its agents, representatives or employees resulting from any use, authorized or unauthorized, of the Background Materials or other information relating to the Assets or Assumed Liabilities provided by or on behalf of Sellers or their agents, representatives or employees.

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

      6.1 COVENANTS AND AGREEMENTS OF SELLERS. Sellers covenant and agree with Buyer as follows:

            (a)   Operations Prior to Closing.

                  (1) Operations. Except as otherwise consented to in writing by Buyer or provided in this Agreement, from the date of execution hereof to the Closing, Sellers shall use reasonable efforts, or shall use reasonable efforts to cause any third-party operator of the Assets, to maintain and operate the Assets in a good and workmanlike manner consistent with standard industry practices. Sellers shall pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations. To the extent Sellers receive written AFEs or actual notice of such, Sellers shall notify Buyer within twenty-four (24) hours of receipt of such notice of ongoing activities and major capital expenditures in excess of $75,000 per activity net to Sellers' interest conducted on the producing E&P Properties and shall not approve or participate in any such activities without written consent from Buyer. Buyer shall provide to Sellers Buyer's approval or notice of disapproval no later than twenty-four (24) hours prior to the time Sellers' response is due pursuant to such AFE. Buyer's failure to provide such notice shall be deemed to be approval of the AFE.

                  (2) Restrictions. Subject to subsection (1), unless Sellers obtain the prior written consent of Buyer to act otherwise, Sellers will use good faith efforts within the provisions of the applicable operating agreements and other applicable agreements, or cause any third-party operator of the Assets to use good faith efforts, not to (i) abandon any part of the Assets (except in the ordinary course of business or the abandonment of leases upon the expiration of their respective primary terms or if not capable of production in paying quantities), (ii) approve any operations on the properties anticipated in any instance to cost the owner of the Assets more than $75,000 per activity net to Sellers' interest (excepting emergency operations, operations required under presently existing contractual obligations, ongoing commitments under existing AFE's and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order), (iii) convey or dispose of any material part of the Assets (other than replacement of equipment or sale of oil, gas, and other liquid products produced from the Assets in the regular course of business) or enter into any farmout, farmin or other similar contract affecting the Assets if the net expense to Sellers' interest will be in excess of $75,000, (iv) let lapse any insurance now in force with respect to the Assets, (vi) materially modify or terminate any Material Agreements, or (vii) declare, set aside or pay any dividend or other distribution in respect of capital stock of the Sellers or any other payment to Sellers' shareholders. Notwithstanding the immediately preceding sentence, with respect to any Asset owned by Sellers not subject to an operating agreement, unless Sellers obtain the prior written consent from Buyer to act otherwise, Sellers will not convey or dispose of all or any portion of the Leases, Wells, or other Asset (except lease terminations or expirations triggered by the passage of time) or enter into any farmout, farmin or similar contract affecting such undeveloped acreage owned by Sellers.

                  (3) Marketing. Unless Sellers obtain the prior written consent of Buyer to act otherwise, Sellers will not amend any existing marketing contracts currently in existence, or enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons for a term in excess of 30 days.

            (b) Organizational Status. Sellers shall use their reasonable efforts to maintain its organizational status from the date hereof until the Closing and to assure that as of the Closing Date it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the transactions contemplated by this Agreement.

            (c) Notices of Claims. Sellers shall promptly notify Buyer, if, between the date of this Agreement and the Closing Date, Sellers receive written notice of any material Claim.

            (d) Compliance with Laws. During the period from the date of this Agreement to the Closing Date, Sellers shall attempt in good faith to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders relating to the ownership and operation of the Assets.

            (e) Insurance. During the period from the date of this Agreement to the Closing Date, Sellers shall maintain its insurance as such insurance is now in force with respect to the Assets. Furthermore, Sellers shall purchase an extension of its Directors' and Officers' insurance policy, a copy of which is attached as Exhibit F, for a period of one year following the Closing Date for coverage of employment practices and liability claims.

            (f) Books and Records. During the period from the date of this Agreement to the Closing Date, Sellers shall maintain the books and records related to the Assets in a manner consistent with past practices.

            (g) Preferential Rights. Commencing promptly after the date of this Agreement and continuing to the Closing Date, Sellers shall provide notice to all third parties that have or may have a preferential right to purchase some portion of the Assets. Sellers shall provide all information necessary to comply with the notice and other provisions of the applicable contract in which the preferential right is contained, and shall advise Buyer, no later than ten days prior to the Closing Date, of the status of each preferential right.

            (h) Consents to Transfer. Commencing promptly after the date of this Agreement and continuing to the Closing Date, Sellers shall use their reasonable efforts to secure any consents necessary from third parties for the transfer or assignment of any Asset to Buyer.

            (i) Access to Confidential Information. During the period from the date of this Agreement to the Closing Date, Sellers shall give their consent to Buyer's potential lenders' access to the Reserve Report and other evaluation material, and shall use reasonable efforts to secure such consents from third parties, subject to the execution of appropriate confidentiality agreements by the potential lenders.

      6.2 COVENANTS AND AGREEMENTS OF BUYER. Buyer covenants and agrees with Sellers that:

            (a) Organizational Status. Buyer shall maintain its organizational status from the date hereof until the post-Closing adjustment, and assure that as of the Closing Date it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated hereby.

            (b) Bonding; Insurance. On or before five Business Days prior to Closing, Buyer shall provide evidence to Sellers that Buyer has arranged to have in place, to be effective at Closing and relating to the ownership of the Assets after the Closing (i) all necessary state, federal, tribal and local bonds and
(ii) insurance as is reasonable and customary in the industry.

      6.3 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided Buyer and Sellers shall and shall cause any appropriate other party to:
(a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Closing with, and which consents, approvals, permits, or authorizations are required to be obtained prior to the Closing from any Governmental Authority, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (ii) timely making all such filings and timely seeking all such consents, approvals, permits, or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper, or appropriate to consummate and make effective the transactions contemplated by this Agreement.

      6.4   ACCESS TO INFORMATION.

            (a) Subject to the terms of the Confidentiality Agreement and the Indemnity Agreement, the Sellers shall, and shall cause officers of Seller to, afford the officers and directors of Buyer complete access at all reasonable times from the date hereof through the Closing to Seller's officers, key employees, properties, facilities, books, records and contracts and shall furnish Buyer all financial, operating and other data and information regarding the Assets, as Buyer through its officers, employees or agents, may reasonably request in a form that Buyer may reasonably request, including data required for Buyer to operate the Assets after Closing; provided there is no material cost to or effort required by Sellers to furnish such information.

            (b) Without limiting the provisions of Section 6.4(a), Sellers shall (i) deliver to Buyer on or before November 20, 2002, a full set of financial statements prepared on a consistent basis, in accordance with GAAP, for the nine month period ending September 30, 2002, (ii) make available to the Buyer access to sufficient financial and accounting information and records to enable the Buyer to work forward all balances of the Sellers, from September 30, 2002 to the date of the Closing, (iii) make available to the Buyer access to the books and records of the Sellers so that the Buyer may perform reasonable due diligence procedures on the Balance Sheet and the results of operations for the six month period then ended and to verify the compliance of those financial statements with GAAP, (iv) make available to the Buyer access to sufficient financial and accounting information and records to enable the Buyer to work forward all balances of the Sellers, from June 30, 2002 to September 30, 2002, (v) permit Buyer to confirm cash balances directly to the Sellers' bank(s), (vi) permit Buyer to confirm debt balances and debt covenant compliance directly to the bank(s), (vii) subject to prior approval by Sellers of any communication initiated by Buyer, which approval shall not be unreasonably withheld, permit Buyer to confirm balances of amounts owing at both June 30, 2002 and September 30, 2002 directly with Sellers' vendors, and (viii) subject to prior approval by Sellers of any communication initiated by Buyer, which approval shall not be unreasonably withheld, permit Buyer to confirm accounts receivable balances at both June 30, 2002 and September 30, 2002 directly with sales customers.

      6.5 NOTICE OF INACCURATE INFORMATION. Seller and Buyer each will notify the other in writing as soon as possible of any events or occurrences that have happened or that are reasonable foreseeable and that have caused or that are reasonable foreseeable to cause any of the information contained in this Agreement or in the Schedules to this Agreement to become inaccurate or incomplete.

      6.6 ACCESS TO EMPLOYEES. From the date of this Agreement until the Closing, Sellers shall allow Buyer to interview Sellers' employees for the purpose of determining, in Buyer's sole discretion, whether to employ such employees after the Closing. Sellers shall cooperate with Buyer's request, if any, regarding the transition of employees from employment with Sellers to employment with Buyer.

      6.7 TERMINATION OF SELLERS' EMPLOYEES. To the extent consistent with applicable law, Sellers shall take such steps as required to (i) terminate the employment by Sellers of all of Sellers' employees as of the Closing Date, (ii) pay to all such employees such severance payments and related benefits to which such employees may be entitled, (iii) use reasonable efforts to secure from all employees a signed release, waiving any claims that an employee might have against either Seller.

                                   ARTICLE VII

                                   TAX MATTERS

      7.1 TAX REPORTS AND RETURNS. For the Tax period in which the Effective Time occurs, Sellers agree to immediately forward to Buyer any such Tax reports and returns received by Sellers after Closing and provide Buyer with appropriate information which is necessary for Buyer to file any required Tax reports and returns. Buyer agrees to file all Tax returns and reports applicable to the Assets that Buyer is required to file after the Closing, pay all required Taxes payable with respect to the Assets and indemnify Seller against liability for the payment of Taxes and the filing of Tax returns (except for income tax returns of Sellers) or reports, provided, however, that Sellers shall be responsible for and pay when due income taxes of Sellers arising from the operation of the Assets through the Closing Date and from the sale of the Assets.

      7.2 SALES TAXES. Buyer shall be liable for and shall indemnify Sellers for, any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

      8.1 SELLERS' CONDITIONS. The obligations of Sellers at the Closing are subject, at the option of Sellers, to the satisfaction at or prior to the Closing of the following conditions:

            (a) The shareholders of New Intoil shall have approved the transactions contemplated by this Agreement;

            (b) Buyer shall have performed in all material respects its obligations contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Buyer contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects (except for such representations and warranties that are qualified by material, materiality or similar words, which shall be true and correct) as if made on the Closing Date (or to the extent that any such representation or warranty is expressly made as of another specified date, the same shall be true and correct, or true and correct in all material respects, as applicable, as of such specified date), and Sellers shall have received a certificate of the President or a Vice President of Buyer, dated the Closing Date certifying to such effect in the form attached as Exhibit D-1; and

            (c) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing.

            (d) Sellers shall have received an opinion of Buyer's Counsel substantially in the form attached as Exhibit I.

      8.2 BUYER'S CONDITIONS. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions:

            (a) Sellers shall have performed in all material respects their obligations contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Sellers contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects (except for such representations and warranties that are qualified by material, materiality or similar words, which shall be true and correct) as of the Closing Date as if made on the Closing Date (or to the extent that any such representation or warranty is expressly made as of another specified date, the same shall be true and correct, or true and correct in all material respects, as applicable, as of such specified date), and Buyer shall have received a certificate of the President or a Vice President of Sellers, dated the Closing Date, certifying to such effect in the form attached as Exhibit D-2; and

            (b) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing.

            (c) Buyer shall have received an opinion of Sellers' Counsel substantially in the form attached as Exhibit J.

            (d) Buyer shall have received a proposed Settlement Statement no later than nine (9) days prior to the Closing Date reflecting the applicable party's Purchase Price Adjustments as of the date of Sellers' delivery of such statement.

                                   ARTICLE IX

                                   TERMINATION

      9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing Date, by the mutual consent of Buyer and Sellers.

      9.2 TERMINATION BY SELLERS. This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Sellers (i) if all conditions to Closing set forth in Sections 8.1 of this Agreement shall not have been waived or satisfied by December 23, 2002 (the "Outside Closing Date"); provided that Sellers shall not be in breach in any material respect of their obligations under this Agreement, (ii) if the aggregate of adjustments to the Purchase Price for Title Defects pursuant to Section 3.6 are equal to or greater than $750,000, or (iii) if the aggregate of adjustments to the Purchase Price for Environmental Breaches pursuant to Section 3.7 are equal or greater than $750,000.

      9.3 TERMINATION BY BUYER. This Agreement may be terminated at any time prior to the Closing Date, by action of the board of directors of Buyer (i) if all conditions to Closing set forth in Section 8.2 hereof shall not have been waived or satisfied by the Outside Closing Date; provided that Buyer shall not be in breach in any material respect of its obligations under this Agreement,
(ii) if the aggregate of adjustments to the Purchase Price for Title Defects pursuant to Section 3.6 are equal to or greater than $750,000, or (iii) if the aggregate of adjustments to the Purchase Price for Environmental Breaches pursuant to Section 3.7 are equal or greater than $750,000.

      9.4   EFFECT OF TERMINATION AND ABANDONMENT. Subject to (a), (b), (c) and
(d) of this Section 9.4, if this Agreement is terminated pursuant to this
Article IX, all obligations of the parties hereto shall terminate.

            (a) If all of the conditions of Sections 8.2 have been waived by Buyer or satisfied, Sellers are not in breach in any material respect of its obligations under this Agreement, and Buyer fails or refuses to consummate the transactions contemplated by this Agreement, then Sellers shall, in addition to any and all remedies available to them in law or in equity as a result of such failure or refusal, receive the Deposit pursuant to the Escrow Agreement. If pursued, such election to receive the Deposit and any actual damages incurred shall be Sellers' sole remedy.

            (b) If all of the conditions of Section 8.1 have been waived by Sellers or satisfied, Buyer is not in breach in any material respect of its obligations under this Agreement, and Sellers fails or refuses to consummate the transactions contemplated by this Agreement, then

Sellers shall immediately instruct the Escrow Agent to return the Deposit to Buyer, with all accrued interest, and Buyer may elect to seek any and all remedies available to it in law or equity as a result of such failure or refusal.

            (c) If the parties mutually agree to terminate this Agreement pursuant to Section 9.1 or if (ii) Buyer is not in breach in any material respect of its obligations under this Agreement and (x) Buyer elects to terminate this Agreement pursuant to Section 9.3, or (y) Sellers elects to terminate this Agreement pursuant to Section 9.2, then Buyer shall be entitled to a distribution of the Deposit and all interest earned thereon from the Escrow Agent.

            (d) Except as set forth in (a) and (b) of this Section 9.4, if this Agreement is terminated as permitted in Section 9.2 or 9.3 and such termination results from the willful (i) failure to perform a material covenant of this Agreement or (ii) breach by either party hereto of any material representation or warranty contained in this Agreement, then such party shall be fully liable for any and all damage, loss, liability and expense (including, without limitation, reasonable attorneys' fees and expenses) incurred or suffered by the other party as a result of such failure or breach.

      9.5 EXTENSION; WAIVER. At any time prior to the Closing Date, any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant to this Agreement, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X

                                    SURVIVAL

      10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The parties hereto agree that none of their respective representations, warranties contained in this Agreement shall survive after the Closing Date, and that only those covenants that by their express terms survive the Closing shall survive after the Closing Date.

                                   ARTICLE XI

                                     CLOSING

      11.1 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Davis Graham & Stubbs LLP at 1550 17th Street, Suite 500, Denver, Colorado 80202 at 10:00 a.m., local time, on December 16, 2002 or at such other time, date, or place as the parties may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

      11.2 CLOSING OBLIGATIONS. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

            (a) Sellers shall execute, acknowledge and deliver to Buyer assignments, bills of sale and conveyances of the Assets, effective as of the Effective Time to Buyer (in sufficient counterparts to facilitate filing and recording) as follows:

                  (1) substantially in the form of Exhibit E-1 conveying the E&P Properties listed on Exhibit A, with a special warranty of title by, through and under Sellers but not otherwise and with no warranties, express or implied, as to the personal property and fixtures, which are conveyed "as is, where is."

                  (2) such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer, including an Assignment and Assumption Agreement substantially in the form attached as Exhibit E-2, and also including without limitation any conveyances on official forms of the Bureau of Land Management and each State in which the E&P Properties are located and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations (collectively, the "Conveyances");

                  (3) Sellers and Buyer shall execute the assignment of the Office Lease;

            (b) Sellers and Buyer shall execute and deliver the Settlement Statement;

            (c) Buyer shall deliver to Sellers the Closing Amount by wire transfer in immediately available funds, or by such other method as may be agreed to by the parties hereto;

            (d)   Sellers shall deliver to Buyer possession of the Assets;

            (e) Buyer shall deliver to Sellers evidence of appropriate State, federal, tribal and local bonds relating to ownership of the Assets after the Closing and certificates of insurance evidencing that Buyer has obtained appropriate insurance covering the Assets;

            (f) Sellers shall deliver to Buyer a certificate substantiating its non-foreign status in accordance with Treasury Regulations under Section 1445 of the Code, in the form of Exhibit G ("FIRPTA Certificate");

            (g) Sellers shall deliver to the purchasers of Sellers' Hydrocarbons, letters in lieu of transfer orders, stating that proceeds from such sales of the Hydrocarbons shall be distributed to Buyer after the Effective Time (the "Letters in Lieu"). Such Letters in Lieu shall be in the form of Exhibit H.

            (h)   Buyer shall deliver to Sellers the opinion described in
Section 8.1(d);

            (i)   Sellers shall deliver to Buyer the opinion described in
Section 8.2(c).

            (j) Sellers shall deliver proof of insurance coverage for Employment Practices and Liability Insurance for claims against Sellers for a one-year period after the Closing Date.

            (k) Seller shall deliver to Buyer releases of the liens on the Assets securing the Company Debt.

                                   ARTICLE XII

                            POST-CLOSING OBLIGATIONS

      12.1 RECORDS. At and after the Closing Date, Sellers shall make the Records available for pick up by Buyer. Sellers may retain copies of the Records and Sellers shall have the right to review and copy the Records during business hours upon reasonable notice to Buyer. Buyer agrees not to destroy or otherwise dispose of the Records for a period of six years after the Closing without giving Sellers reasonable notice and an opportunity to copy said Records.

      12.2 ADDITIONAL PROCEEDS. From and after the Closing, promptly after receipt thereof, but only to the extent that such proceeds shall not have been the subject of an adjustment to the Purchase Price, (i) Seller agrees to pay promptly to Buyer any and all proceeds received by Seller that are attributable to the production of Hydrocarbons from the Assets on or after the Effective Time and (ii) Buyer agrees to pay to Seller any and all proceeds that are attributable to the production of Hydrocarbons from the Assets prior to the Effective Time including any of such proceeds that were held in suspense by the purchasers of production. All such payments to be made to Buyer shall include the royalty or mineral owners' share of production which may be received by Sellers and which is not distributed to the royalty or mineral owner because of title defect or other similar reasons, and Buyer shall indemnify Seller against any claim by such owner arising out of the distribution or improper payment of such proceeds.

      12.3 FURTHER ASSURANCES. From time to time after Closing, Sellers and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order more effectively to assure to the Buyer the full ownership, beneficial use and enjoyment of the Assets and otherwise to accomplish the purposes of the transactions contemplated by this Agreement. From and after the Closing, Buyer shall have the right and authority to collect for its account all items to which it is entitled as provided in this Agreement and to endorse with the name of either Seller any checks or drafts received on account of any such items. Sellers shall provide to Buyer a mailing list showing mail accounts that shall be forwarded to Sellers new post office box after the date of the Closing.

      12.4 PURCHASE PRICE ALLOCATION - FORM 8594. Sellers and Buyer shall jointly prepare Internal Revenue Service Form 8594 consistently with the Purchase Price allocation set forth in Section 3.4.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

      13.1 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by same day or overnight courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Buyer:                                If to the Sellers:

Bill Barrett Corporation                    Intoil, Inc. and Aratex Production Company
1099 18th Street, Suite 2300                P.O. Box 3438
Denver, CO 80202                            Englewood, CO  80155-3438
Attention:  Mr. J. Frank Keller             USA
Telephone:  (303) 293-9100                  Attention: Mr. Anis Ishteiwy
Facsimile:  (303) 291-0420                  Telephone: (303) 790-0940
                                            Facsimile: (303) 790-0946

With copies to (which copies shall not      With copies to (which copies shall not
constitute  notice):                        constitute notice):

Patton Boggs LLP                            Davis Graham & Stubbs LLP
1660 Lincoln Street, Suite 1900             1550 Seventeenth Street, Suite 500
Denver, CO 80264                            Denver, CO 80202
Attention:    David E. Brody                Attention: Larry E. Nemirow
              Francis Barron                           Scot W. Anderson
Telephone:  (303) 830-1776                  Telephone: (303) 892-9400
Facsimile:  (303) 860-1334                  Facsimile: (303) 893-1379

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered, or delivered by courier or on the third day after the mailing thereof.

      13.2 ASSIGNMENT, BINDING EFFECT. Neither this Agreement nor any of the rights, interests, or obligations, hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and certain stockholders of the Company and other named beneficiaries of covenants or agreements in the Agreement, or their respective heirs, successors, executors, administrators, and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

      13.3 ENTIRE AGREEMENT. This Agreement, the confidentiality agreements between the parties hereto and any schedules or agreements delivered in connection with this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. The Confidentiality Agreement shall remain in full force and effect until the consummation of the transactions contemplated by this Agreement, or until it terminates pursuant to its terms, whichever shall occur first. No information previously provided, addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

      13.4 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      13.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Colorado, without regard to its rules of conflict of laws. Subject to Section 13.11, forum and venue shall be exclusively in state and federal court in Denver, Colorado.

      13.6 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Executed counterparts transmitted by facsimile shall be effective as originals; provided originals of the executed counterparts are promptly delivered to the other party.

      13.7 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

      13.8 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

      13.9 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

      13.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction unless the same is material to the terms of this Agreement, in the judgment of either party to this Agreement, in which case the parties shall negotiate in good faith to revise the same so as to be valid or enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      13.11 ARBITRATION. Subject to Section 3.8, any dispute between the parties shall be resolved by binding arbitration in Denver, Colorado in accordance with the following provisions; provided, however, that either party may seek injunctive relief to preserve the status quo pending arbitration.

            (a) Any party may submit any dispute to arbitration by giving written notice to the other parties to such dispute. Within ten Business Days after receipt of such notice, each party to the dispute shall appoint one arbitrator and within ten Business Days thereafter the two arbitrators so appointed shall select a third arbitrator. If either party shall fail to make such appointment within such ten-day period, the other party may request the American Arbitration Association to appoint the second arbitrator. The American Arbitration Association may thereupon appoint the second arbitrator. If the two appointed arbitrators shall fail to select the third arbitrator within such ten-day period, the parties to the dispute shall mutually select the third arbitrator. If such parties are unable to agree upon such selection, then any party may, upon at least five Business Days' prior written notice to the other party, request the American Arbitration Association to appoint the third arbitrator. The American Arbitration Association may thereupon appoint the third arbitrator ("Third Arbitrator"). The Third Arbitrator shall be experienced in corporate and financial matters and shall be impartial and unrelated, directly or indirectly, so far as employment of services is concerned to either of the parties or any of their respective affiliates; provided that, to the extent concern matters of (i) oil and gas law, geology, and/or petroleum engineering and/or (ii) environmental law and/or environmental science, then the Third Arbitrator must be trained and knowledgeable in such matters.

            (b) The Third Arbitrator shall investigate the facts and shall hold hearings at which the parties may conduct limited discovery, present evidence and arguments, be represented by counsel and conduct cross examination. The Third Arbitrator shall render a written decision on the matter presented to him or her as soon as practicable after his or her appointment and in any event not more than forty-five days after such appointment. The decision of the Third Arbitrator, which may include equitable relief, shall be final and binding on the parties hereto, and judgment upon the decision may be entered in any court having jurisdiction thereof. If the Third Arbitrator shall fail to render a decision within such forty-five day period, either party may institute such action or proceeding in such court as shall be appropriate in the circumstances and upon the institution of such action, the arbitration proceeding shall be terminated and shall be of no further force and effect. The prevailing party (in the arbitration or in the court proceeding, as applicable) shall be awarded reasonable attorneys' fees, expert and nonexpert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration, and the fees and costs of the Third Arbitrator shall be borne by the nonprevailing party unless, in either case, the Third Arbitrator or the court, as the case may be for good cause determine otherwise. In resolving any dispute, the Third Arbitrator shall apply the provisions of this Agreement, without varying therefrom in any respect. The Third Arbitrator shall not have the power to add to, modify or change any of the provisions of this Agreement.

            (c)   Expedited Arbitration. Subject to Section 3.8:

                  (1) A demand for arbitration shall be filed with the Denver office of the American Arbitration Association ("AAA").

                  (2) The parties shall attempt to select a mutually acceptable arbitrator. If the parties are unable to agree concerning the selection of an arbitrator within three (3) days of the respondent's receipt of the demand for arbitration, any party may notify AAA that the parties are unable to agree, and shall simultaneously provide a copy of its notice to all other parties. Within five (5) Business Days of AAA's receipt of notice from the parties that they are unable to agree to an arbitrator, AAA shall select an arbitrator.

                  (3) Within three (3) days of receipt of written notice confirming the selection of the arbitrator, each party may submit to the arbitrator a written brief in support of its position no longer than five
      (5) pages, single spaced, on 8 1/2 by 11, with no more than twenty (20) pages of exhibits.

                  (4) The arbitrator shall follow applicable law and precedent.

                  (5) If the written briefs of both parties present one or more questions of law and no genuine issue as to any material fact, the arbitrator shall decide the dispute based solely upon the written submissions of the parties. If the arbitrator determines that there is a genuine concerning one or more material facts, the arbitrator may: (a) make a single request that the parties submit additional information or briefing within five (5) days of the arbitrator's request and/or (b) schedule a hearing to be held no later than five (5) Business Days after
      (i) the notice scheduling the hearing, if no additional information or briefing is requested, or (ii) the last date permitted for the submission of additional information or briefs, if applicable. Any hearing shall be limited to two (2) days, unless otherwise agreed by the parties.

                  (6) The arbitrator shall render a decision within five (5) Business Days after the latest of: (a) the arbitrator's receipt of the written submissions of the parties; (b) the arbitrator's receipt of additional information or briefing requested by the arbitrator, if applicable; or (c) the conclusion of a hearing, if applicable. The arbitrator need not provide a written rationale for his or her decision.

                  (7) There shall be no appeal from the decision of the arbitrator, and the decision shall be enforceable in any court with jurisdiction.

            (d) Each party shall bear its own attorneys' fees and costs and shall bear one-half of the AAA and arbitrator's fees and costs with respect to any Arbitration.

      13.12 PUBLIC STATEMENTS. All public statements concerning this Agreement and the transactions contemplated pursuant to this agreement shall be made only upon the mutual consent of Buyer and Sellers, which consent shall not be unreasonably withheld.

                           [ SIGNATURE PAGE FOLLOWS ]

      IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the date first written above.

                            BUYER

                            BILL BARRETT CORPORATION

                            By: /s/ J.F. Keller
                                ------------------------------
                            Name: J.F. Keller
                            Title: Chief Operating Officer

                            SELLERS

                            INTOIL, INC.

                            By: /s/ Anis A. Ishteiwy
                                ------------------------------
                                Name: Anis A. Ishteiwy
                                Title: President and Chief Executive Officer

                            ARATEX PRODUCTION COMPANY

                            By: /s/ Anis A. Ishteiwy
                                ------------------------------
                                Name: Anis A. Ishteiwy
                                Title: President and Chief Executive Officer


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